UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ITEX Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 2, 2010

CURRENT LEADERSHIP DELIVERING POSITIVE RESULTS

VOTE THE WHITE PROXY CARD TODAY

Dear Valued ITEX Stockholder:

Your vote at this year’s Annual Meeting of Stockholders on December 10, 2010 is important! We strongly urge you to vote the WHITE proxy card to allow the Board and management to continue to have the opportunity to provide increased stockholder’s equity and long-term stockholder value.

As you may know, a group of dissidents have chosen to target ITEX and its directors, seeking to replace them with three hand-picked candidates spread out from British Columbia to Florida, who have little or no relevant industry experience, and whose past activities and pattern of behavior call into question their true motives.

ITEX CONSISTENTLY DELIVERS STOCKHOLDER VALUE

ITEX is successfully executing on its strategic plan.  Fiscal 2010 represented our seventh consecutive profitable year, reflecting increases in revenues, operational income, net income, assets, stockholder’s equity and stock price.

All three of the ITEX nominees, Steven White, John Wade, and Eric Best, have made tremendous contributions to ITEX over the years and have knowledge and experience that is instrumental to the ITEX’s strategy and future success.

ITEX strongly urges shareholders to vote the WHITE proxy card and to discard the gold proxy card sent to you by the dissidents.

DO YOU WANT TO TRUST THE  DISSIDENTS WITH ITEX’S FUTURE?

Alnesh Mohan’s business resume

Mr. Mohan’s biographical information does not indicate that he has ever had any experience serving in senior management of a U.S. publicly-traded company.  Based in Vancouver, Canada, his experience appears limited to foreign mining companies trading on the Toronto Venture Exchange, which are not subject to SEC reporting requirements.  Let’s look at two recent positions.

Mr. Mohan was hired as CFO of Global Uranium in September 2008.   When he was hired, it was reported that he assisted companies “with their financial reporting, corporate governance and other regulatory requirements.”  The year after Mr. Mohan left, a Cease Trade Order against Global Uranium was issued by the B.C. Securities Commission for failing to correct deficiencies in a required technical report and trading stopped at 16 cents.  Why did Mr. Alnesh fail to disclose his position at Global Uranium?

Mr. Mohan is currently the CFO of Hudson Resources, a mining company with properties located in Greenland.  Hudson Resources has no revenues and has posted losses ranging from $772,000 to $958,000 in each of the past 4 years.  As with Global Uranium, there are no required filings with the SEC and the financial statements are not prepared by U.S. generally accepted auditing standards (GAAP).

We believe Mr. Mohan lacks sufficient relevant experience to assist ITEX.  Despite his unimpressive record, he is promoted by the dissidents as having the experience and qualifications to address ITEX’s “strategic, operational and financial deficiencies.”  We disagree.

Hedge fund conflicts

Mr. Mohan, together with his partner Sanjeev Parsad, through Corner Market Capital, manage two small hedge funds located in British Colombia.  The two funds, MPIC Fund I, LP, a U.S. investment partnership and The MPIC Canadian Limited Partnership, are stockholders of ITEX.  Corner Market Capital is compensated by a percentage of the profits made on the funds’ investment.  In our opinion his personal and fund relationships create disturbing conflicts.

We believe Mr. Mohan’s fiduciary duties to his hedge fund investors would compete with the fiduciary duties of a director to stockholders imposed by state law.  How will he guard against placing the interests of his own hedge fund investors above the interest of ITEX stockholders?  How much will he profit personally, while his hedge fund foots the bill for a proxy contest?  How will he be subject to insider trading blackouts and manage his hedge fund investments?  How will he comply with the new SEC disclosures for hedge fund advisors required under the Dodd-Frank Act?

Wayne Jones’ last corporate job

Wayne P. Jones has been in the academic world for many years.  His resume indicates that his last corporate job was with Tumbleweed Restaurants (formerly TWED), serving from 1997 to 2000.  He was Vice President of Marketing and Development and part of his responsibility included acting as in-house Investment Banker.  He did not serve as a director.  Mr. Jones marketed the initial public offering of Tumbleweed Restaurants in January 1999 at $10.00 per share.  Following the initial public offering, the stock and the business began a steady decline.  The company experienced losses and inconsistent earnings, was unable to adequately finance its operations, and ultimately, went private in 2003 for $1.10 per share.  This represented an 89% haircut on the IPO price and a loss of millions to the initial public investors in less than 3 years.

Sidd Pagidipati ─ a family affair

Sidd Pagidipati’s brother and parents are the largest shareholders within the dissident group.   Sidd is the younger brother of Rahul, who is serving as legal counsel for the group.  Although the members have promised to disband if they have a successful election result in an effort to become “independent,” the Pagidipati Group is currently an affiliate of ITEX.  We believe there is uncertainty as to whether Sidd could represent fairly and equally all stockholders and not serve for the purpose of advancing or favoring the special interests of the Pagidipati Group, with whom he shares economic and family relationships.

We believe the lack of sufficient relevant experience is more than enough to disqualify the dissident nominees outright.

IBABD endorses the re-election of the current ITEX board

The ITEX Broker Association Board of Directors (“IBABD”), is an independent broker-supported association which represents 92% of the franchisees and independent licensed brokers in the ITEX broker network.  IBABD stated it was “very concerned that a change of the board and management would be potentially destabilizing to ITEX and the franchise network and will undermine years of progress,” and “[i]n short, we do not believe the change in the leadership and direction of ITEX proposed by the Committee will benefit franchisees and brokers, and we cannot afford to have our productive relationship with the ITEX corporate office compromised.”

WHAT IS THE REAL AGENDA OF THE DISSIDENTS?

We are concerned about the past actions of some members of the group and the pattern of behavior of the entire group since it has become involved with ITEX.  This behavior suggests that the dissident group has little or no interest in being a positive or constructive force at ITEX.  None of the nominees have acted on an individual basis to reach out to the ITEX Board to engage in discussions regarding their roles, experience, expectations or the contributions they could be expected to make to the company.

Furthermore, we are aware that the dissident group has been actively contacting ITEX franchisees in an effort to obtain information and we believe to create discord and dissention.

In short, we believe their behavior indicates a very self-interested agenda which could result in disastrous long-term results.

DO NOT give the Pagidipati Group and its hand-picked nominees any control of ITEX.

ITEX strongly urges shareholders to vote for the re-election of Steven White, Eric Best and John Wade by using the WHITE proxy card and to discard the gold proxy card sent to you by the dissidents.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties concerning our expected performance and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  our revenue growth and success being tied to the operations of our broker network; our future revenue growth remaining uncertain; our brokers taking actions that could harm our business or our reputation; our failure to deal effectively with member disputes; our business being subject to online security risks; unplanned system interruptions or system failures; claims and lawsuits against us that may result in adverse outcomes; and the effect of changes in the overall economy and in technology..  Statements in this communication should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. ITEX undertakes no duty to update or revise any forward-looking statements.

Important Additional Information

ITEX Corporation has filed with the Securities and Exchange Commission (“SEC”) and mailed to its stockholders a definitive proxy statement in connection with its 2010 annual meeting of stockholders.  Stockholders are strongly advised to read ITEX’s definitive proxy statement and the accompanying WHITE proxy card before making any voting decisions.  The definitive proxy statement contains information regarding the names, affiliations and interests of ITEX’s directors, its nominees for director, and certain of its officers and employees that are deemed, along with ITEX, to be participants in the solicitation of proxies from stockholders in connection with its 2010 annual meeting.  Investors and stockholders may obtain copies of the Company’s definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its 2010 annual meeting free of charge at the SEC’s website at www.sec.gov, or on ITEX’s website at www.itex.com.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

For more information, please visit www.itex.com